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                                                                     EXHIBIT 3.1

                       MANUFACTURED HOME COMMUNITIES, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

         FIRST: Manufactured Home Communities, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND: The charter of the Corporation is hereby amended by striking out Article VI, Section 5, "Indemnification".

         THIRD: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATOR

         The undersigned, James J. Hanks, Jr., whose address is 100 South Charles Street, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

         The name of the corporation (the "Corporation") is: Manufactured Home Communities, Inc.

                                   ARTICLE III

                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The


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Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore,
Maryland 21202. The resident agent is a corporation located in the State of Maryland.

                                    ARTICLE V

                                      STOCK

              SECTION 1. AUTHORIZED SHARES. The total number of shares of stock which the Corporation has authority to issue is 60,000,000 shares, of which 50,000,000 shares are shares of Common Stock, $.01 par value per share ("Common Stock"), and 10,000,000 shares are shares of Series Preferred Stock ("Preferred Stock"), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $600,000.00.

              SECTION 2. VOTING RIGHTS. Subject to the provisions of Article VII regarding Excess Stock (as such term is defined therein), each share of Common Stock shall entitle the holder thereof to one vote.

              SECTION 3. ISSUANCE OF PREFERRED STOCK. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and, subject to the provisions of Article VII regarding Excess Stock, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and, subject to the provisions of Article VII regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

              SECTION 4. CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws of the Corporation.

                                   ARTICLE VI

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

              SECTION 1. NUMBER AND CLASSIFICATION. The number of directors of the Corporation initially shall be four, which number may be increased or decreased pursuant to the Bylaws of the Corporation; provided, however, that (a) if there is stock outstanding and so long as there are three or more stockholders, the number of directors shall never be less than three and (b) if there is stock outstanding and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. The


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names of the directors who shall serve effective immediately and until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                   Samuel Zell
                                 Randall K. Rowe
                                 Gary W. Powell
                                Gerald A. Spector

              At the first annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with a term of three years each, and the term of office of one class shall expire each year. One class shall hold office initially for a term expiring at the annual meeting of stockholders in 1994, another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1995 and another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1996. Beginning with the annual meeting of stockholders in 1994 and at each succeeding annual meeting of stockholders, the directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies.

              SECTION 2. REMOVAL. A director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, in accordance with the Bylaws of the Corporation, for the purpose of removing a director.

              SECTION 3. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

              SECTION 4. PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Article V, Section 3, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell.

              SECTION 5. ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust partnership (limited or general) or other organization (the "Advisor") shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and


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conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

              SECTION 6. RELATED PARTY TRANSACTIONS. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in Section 5 of this Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board of Directors. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

              SECTION 7. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

              SECTION 8. RESERVED POWERS OF BOARD. The enumeration and definition of particular powers of the Board of Directors included in this
Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

              SECTION 9. REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.


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                                  ARTICLE VII

                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

              SECTION 1. DEFINITIONS. For the purposes of this Article VII, the following terms shall have the following meanings:

              "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

              "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to Section 19 of this Article VII.

              "Debt" shall mean indebtedness of (i) the Corporation or (ii) MHC Operating Limited Partnership, an Illinois limited partnership to be formed, or any predecessor thereof.

              "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

              "Existing Holder" shall mean (i) any Person who is, or would be upon the exchange of OP Units or Debt, the Beneficial Owner of Common Stock and/or Preferred Stock in excess of the Ownership Limit both upon and immediately after the closing of the Initial Public Offering, so long as, but only so long as, such Person Beneficially Owns or would, upon exchange of OP Units or Debt, Beneficially Own Common Stock and/or Preferred Stock in excess of the Ownership Limit and (ii) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Article VII, Beneficial Ownership of Common Stock and/or Preferred Stock causing such transferee to Beneficially Own Common Stock and/or Preferred Stock in excess of the Ownership Limit.

              "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of the outstanding Equity Stock Beneficially Owned, or which would be Beneficially Owned upon the exchange of OP Units or Debt, by such Existing Holder upon and immediately after the date of the closing of the Initial Public Offering, and, after any adjustment pursuant to Section 9 of this
Article VII, shall mean such percentage of the outstanding Equity Stock as so adjusted; and (ii) for any Existing Holder who becomes an Existing Holder by virtue of clause (ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Equity Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transfers Beneficial Ownership of the Common Stock and/or Preferred Stock or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 9 of this Article VII, shall mean such percentage of the outstanding Equity Stock as so adjusted. From the date of the Initial Public Offering and prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon


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request, make available to each Existing Holder a schedule which sets forth the then current Existing Holder Limit for each Existing Holder.

              "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

              "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.

              "OP Units" shall mean units of limited partnership of MHC Operating Limited Partnership, an Illinois limited partnership to be formed.

              "Ownership Limit" shall initially mean 5.0%, in number of shares or value, of the outstanding Equity Stock of the Corporation, and after any adjustment as set forth in Section 10 of this Article VII, shall mean such greater percentage of the outstanding Equity Stock as so adjusted. The number and value of shares of the outstanding Equity Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

              "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) of the Code or Section 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but such term does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 25 days following the purchase by such underwriter of the Common Stock and/or Preferred Stock.

              "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as defined below in Section 3 of this Article VII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had been valid under Section 2 of this Article VII.

              "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under Section 2 of this Article VII.

              "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.


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              "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock, but excluding the exchange of OP Units or Debt for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

              "Trust" shall mean the trust created pursuant to Section 15 of this Article VII.

              "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

              SECTION 2. OWNERSHIP LIMITATION. (i) Except as provided in Section 12 of this Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit and no Existing Holder shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Existing Holder Limit for such Existing Holder.

              (ii)  Except as provided in Section 9 and Section 12 of this
Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              (iii) Except as provided in Section 9 and Section 12 of this
Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Common Stock and/or Preferred Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              (iv) Except as provided in Section 12 of this Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              (v) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Common Stock and/or Preferred Stock which would cause the Corporation to


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

be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              SECTION 3. EXCESS STOCK. (i) If, notwithstanding the other provisions contained in this Article VII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation (except for a change resulting from the exchange of OP Units or Debt for Equity Stock) such that any Person would Beneficially Own Common Stock and/or Preferred Stock in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Section 9 and Section 12 of this Article VII, such shares of Common Stock and/or Preferred Stock in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall constitute "Excess Stock" and be a treated as provided in this Article
VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure (except for a change resulting from the exchange of OP Units or Debt for Equity Stock).

              (ii)  If, notwithstanding the other provisions contained in this
Article VII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation (except for a change resulting from the exchange of OP Units or Debt for Equity Stock) which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Common Stock and/or Preferred Stock being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall constitute Excess Stock and be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure (except for a change resulting from the exchange of OP Units or Debt for Equity Stock).

              SECTION 4. PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs
(ii), (iii) and (v) of Section 2 of this Article VII shall automatically result in the designation and treatment described in Section 3 of this Article VII, irrespective of any action (or non-action) by the Board of Directors.

              SECTION 5. NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is a transferee such that Excess Stock results under Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.


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              SECTION 6. INFORMATION FOR CORPORATION. From the date of the
Initial Public Offering and prior to the Restriction Termination Date:

              (i) every Beneficial Owner of more than 5.0% (or such other percentage, between 1/2 of 1.0% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT; and

              (ii) each Person who is a Beneficial Owner of Common Stock and/or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

              SECTION 7. OTHER ACTION BY BOARD. Nothing contained in this
Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

              SECTION 8. AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1 of this Article VII, the Board of Directors shall have the power to determine the application of the provisions of this
Article VII with respect to any situation based on the facts known to it.

              SECTION 9. MODIFICATION OF EXISTING HOLDER LIMITS. The Existing Holder Limits may be modified as follows:

              (i)   Subject to the limitations provided in Section 11 of this
Article VII, the Board of Directors may grant stock options which result in Beneficial Ownership of Common Stock and/or Preferred Stock by an Existing Holder pursuant to a stock option plan approved by the Board of Directors and/or the stockholders of the Corporation. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 11 of this Article VII to permit the Beneficial Ownership of the shares of Common Stock and/or Preferred Stock issuable upon the exercise of such stock options.

              (ii)  Subject to the limitations provided in Section 11 of this
Article VII, an Existing Holder may elect to participate in a dividend reinvestment plan approved by the Board of Directors which results in Beneficial Ownership of Common Stock and/or Preferred Stock by such participating Existing Holder and any comparable reinvestment plan of MHC Operating Limited Partnership, an Illinois limited partnership to be formed, wherein those Existing Holders holding OP Units are entitled to purchase additional OP Units. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 11 of this Article VII to permit Beneficial Ownership of the shares of Common Stock and/or Preferred Stock acquired as a result of such participation.


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


              (iii) The Board of Directors will reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article VII by such Existing Holder by the percentage of the outstanding Equity Stock so Transferred or after the lapse (without exercise) of a stock option described in subparagraph (i) of Section 9 of this Article VII by the percentage of the Equity Stock that the stock option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

              SECTION 10. INCREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Section 11 of this Article VII. the Board of Directors may from time to time increase the Ownership Limit.

              SECTION 11. LIMITATIONS ON CHANGES IN EXISTING HOLDER LIMITS AND OWNERSHIP LIMITS. (i) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Common Stock (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 50.0% in number or value of the outstanding shares of Equity Stock.

              (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Section 9 or Section 10 of this Article VII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

              (iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

              SECTION 12. EXEMPTIONS BY BOARD. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a Transferee prior to the proposed Transfer which, if consummated, would result in the intended Transferee owning shares in excess of the Ownership Limit or the Existing Holder Limit, as the case may be, and upon such other conditions as the Board of Directors may direct, may exempt a Person from the Ownership Limit or the Existing Holder Limit, as the case may be.

              SECTION 13. LEGEND. Each certificate for shares of Common Stock and for shares of Preferred Stock shall bear substantially the following legend:

              The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own shares of Common Stock and/or Preferred Stock in excess of 5.0% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the number or value of the outstanding Equity Stock of the Corporation (unless such Person is an Existing Holder). Any Person who attempts or proposes to Beneficially Own shares of


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


              Common Stock and/or Preferred Stock in excess of the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby will be designated and treated as shares of Excess Stock which will be held in trust by the Corporation

              SECTION 14. SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

              SECTION 15. TRUST FOR EXCESS STOCK. Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VII, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 19 of this Article VII. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 19 of this Article VII. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 19 of this Article VII.

              SECTION 16. NO DIVIDENDS FOR EXCESS STOCK. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock and/or Preferred Stock have been Transferred so as to be deemed Excess Stock shall be repaid to the Corporation upon demand.

              SECTION 17. LIQUIDATION DISTRIBUTIONS FOR EXCESS STOCK. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock constituting Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock constituting Preferred Stock and, in the case of Excess Stock constituting Common Stock, ratably with each other holder of Common Stock and Excess Stock constituting Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding in the case of Excess Stock constituting Preferred Stock and (ii) Common Stock and Excess Stock then outstanding in the case of Excess Stock constituting Common Stock. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.



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




              SECTION 18. NO VOTING RIGHTS FOR EXCESS STOCK. The holders of shares of Excess Stock shall not be entitled to vote on any matter.

              SECTION 19. NON-TRANSFERABILITY OF EXCESS STOCK. Excess Stock shall not be transferable. The Purported Record Transferee may freely designated a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds
(x) the price per share such Purported Beneficial Transferee paid for the Common Stock and/or Preferred Stock, as the case may be, in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stock, as applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Common Stock and/or Preferred Stock, as applicable, would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 20 of this Article VII.

              Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 19 of this Article VII, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

              If any of the foregoing restrictions on transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Corporation.

              SECTION 20. CALL BY CORPORATION ON EXCESS STOCK. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock to which such Excess Stock relates on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting In Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article VII but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 19 of this Article VII.


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




                                  ARTICLE VIII

                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Any amendment to the charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

                                   ARTICLE IX

                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         FOURTH: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FIFTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SIXTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SEVENTH: The number of directors of the Corporation is 10, and the names of the directors currently in office are:

                             Samuel Zell
                             Howard Walker
                             Donald S. Chisholm
                             Thomas E. Dobrowski
                             David A. Helfand
                             Louis H. Masotti
                             John F. Podjasek Jr.
                             Sheli Z. Rosenberg
                             Michael A. Torres
                             Gary L. Waterman


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




         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of May, 1999.

ATTEST:                            MANUFACTURED HOME COMMUNITIES, INC.

/s/ Susan Obuchowski               By: /s/ Howard Walker                  (SEAL)
----------------------------          --------------------------
Susan Obuchowski, Secretary           Howard Walker, President


         THE UNDERSIGNED, President of Manufactured Home Communities, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment and Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                             By: /s/ Howard Walker
                                                --------------------------------
                                                Howard Walker, President



                                      -14-